Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the
Preliminary Prospectus Supplement dated May 24, 2006
Registration Nos. 333-134420
and 333-25579
BELO CORP.
FINAL TERM SHEET
Dated: May 24, 2006
Issuer: Belo Corp.
Size: $250,000,000
Maturity: May 30th, 2013
Coupon (Interest Rate): 6.750%
Yield to Maturity: 6.831%
Spread to Benchmark Treasury: 1.85% (+185 basis points)
Benchmark Treasury: 3.625% of 5/15/2013
Benchmark Treasury Price and Yield: 92 — 03; 4.981%
Interest Payment Dates: May 30th and November 30th, commencing November 30th, 2006
Redemption Provision: Make Whole Call + 30 basis points
Price to Public: 99.553% of face amount
Settlement Date: May 26th 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering can arrange to send you the prospectus if you request it by calling 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.